NOVAWEST RESOURCES

Suite 1000, The Marine Building, 355 Burrard Street
Vancouver, B.C. V6C 2G8

Cascadia International Resources Inc. Suite 1750, 700 – 6thhAvenue, S.W. Calgary, Alberta T2P OT8

Attention: Jim Evaskevich Dear Sirs:

Re:

Option Agreement between NovaWest Resources Inc. ("Nova West") and Cascadia International Resources Inc. ("Cascadia") dated the 10th day of April, 2003 as amended (the "Option Agreement")

We acknowledge that Cascadia and NovaWest entered into a Purchase Agreement with Thundermin Resources Inc. ("Thundermin") on the 28th day of July, 2003 to purchase 35 mineral claims from Thundermin in the Ungava region of Northern Quebec, Canada, which claims are within the Area of Influence as defined in the Option Agreement.

You have asked us to confirm our agreement that the purchase will be free of certain provisions of the Option Agreement. We are in agreement that Cascadia's 50 per cent interest in the 35 mineral claims being acquired from Thundermin will be free from those clauses of the Option Agreement which deal with the vesting of Cascadia's interest and consequently Cascadia's interest in the 35 mineral claims is as a full 50 per cent interest holder subject only to Cascadia making the final requisite cash payments due on December 31, 2003 as to their 50 per cent interest.

It is understood and agreed that the 35 mineral claims being acquired will remain subject to all the remaining terms of the Option Agreement including terms relating to taxes and royalties, operator, management committee, budget overruns, property negotiations, major company, restrictions or alienation and first right of refusal, and governing law and arbitration.

If the above fully sets out our understanding in connection with these claims would you please confirm same by signing in the space provided.